UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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AZZ INC.

(Name of Registrant as Specified In Its Charter)

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AZZ INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JULY 9, 2024

EXPLANATORY NOTE

This proxy statement supplement (the “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by AZZ Inc. (hereinafter, the “Company” or “AZZ”) on May 28, 2024.

Following the filing of the Proxy Statement, the Company discovered the following clerical errors:

•	In determining the Company’s total shareholder return (“TSR”) relative to the TSR of the Company’s industry peer group companies for its FY2022 performance share units (“PSUs”) that vested May 4, 2024, it was determined that one of the FY2022 PSU industry peer group companies had been acquired during the three-year performance cycle, and should not have been included in the percentile ranking calculation. Inadvertently leaving this acquired company in the FY2022 PSU TSR industry peer group company analysis resulted in a payout of 134% to the NEOs rather than a payout of 128% had the acquired peer group company been removed from the rankings.

•	The amounts for outstanding restricted stock unit awards (“RSUs”) listed in the “Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at Fiscal Year-End 2024 table and the amounts reflected for potentially accelerated vesting of RSUs in certain events in the Potential Payments tables incorrectly included the full original grant amounts for each of the awards detailed in such column and tables, respectively, rather than the actual remaining unvested awards subject to vesting conditions and therefore inadvertently overstated these outstanding awards in those tables.

This Supplement is being filed to correct the errors described above by:

•	Revising the discussion of the payout for the FY2022 PSUs originally set forth on pages 47-48 of the Proxy Statement to reflect the corrected TSR industry peer group information and the decision of the Compensation Committee to ratify the prior issuance of the additional 6% payout of shares;

•	Reproducing the Outstanding Equity Awards at Fiscal Year-End 2024 table, originally set forth on page 68 of the Proxy Statement, with changes to correct the amount of the unvested RSUs held by each of the NEOs as of February 29, 2024; and

•	Reproducing the Potential Payments tables, originally set forth on page 75 of the Proxy Statement, with changes to correct the amounts listed for potentially accelerated vesting of RSUs to each of the NEOs.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, a copy of which is available at www.proxyvote.com and www.azz.com/investor-relations and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. In addition, this Supplement does not reflect any other events occurring after the date of the Proxy Statement or modify or update any other disclosures that may have been affected by subsequent events.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Annual Meeting Information and Other Matters.”

The updated text and tables related to the discussion of the payout for the FY2022 PSUs on pages 47-48 of the Proxy Statement shall read as follows:

On the last day of fiscal year 2024, the three-year performance cycle for the PSUs that were granted to our NEOs on May 4, 2021 (the “FY2022 PSUs”), concluded. The payout on the FY2022 PSUs was determined based upon the Company’s TSR relative to the TSR of its original 15 FY2022 PSU industry peer group companies which was a clerical error, and should have only contained 14 companies, as discussed further below, over the three-year performance cycle, giving effect to any dividends paid during such period. After the determination of the level of achievement of the FY2022 PSUs at 134%, the issuance of the shares in respect of such PSUs, and the filing of the Company’s 2024 Proxy Statement on May 28, 2024, the Company discovered this clerical error in the companies that were included. The inadvertent inclusion of an acquired company in the ranking percentile analysis resulted in a payout calculation of 134% to the NEOs rather than a payout calculation of 128% actually earned had the acquired peer company correctly been removed from the TSR ranking analysis. TSR is defined as:

If the Company’s TSR for the three-year performance cycle ranked within the top quartile relative to the Company’s executive compensation industry peer group, then the FY2022 PSU target awards would be increased by an additional 25%, up to a maximum payout of 200% of the target award.

TSR Percentile	Payout
100%	200%
50%	100%
25%	50%
<25%	0%

•	Maximum Payout =200%
•	Minimum Payout = 0%
•	If a peer company is no longer publicly traded at the end of a three-year performance cycle, it will be excluded.
•	Percentage target units awarded will be interpolated for percentiles now shown between the threshold and maximum.

The Company's TSR relative to its industry peer group, ranked 6th out of 15 companies (including AZZ), or at the 64th percentile, which resulted in an actual earn out calculation of 128% of the original FY2022 PSU target awards. The Company's TSR industry peer group for FY2022 PSUs consisted of the following companies:

• Chart Industries, Inc.	• Littelfuse, Inc.
• Encore Wire Corporation	• LSI Industries Inc.
• ESCO Technologies Inc.	• Powell Industries, Inc.
• L.B. Foster Company	• Preformed Line Products Company
• Franklin Electric Co., Inc.	• Team, Inc.
• Generac Holdings, Inc.	• Valmont Industries, Inc.
• Haynes International, Inc.	• Woodward, Inc.

(1)	Altra Industrial Motion Corp. was acquired on March 27, 2023, during the three-year performance cycle and was no longer publicly traded, and therefore should have been excluded from the TSR industry peer group calculation for the FY2022 PSU awards, but inadvertently was not due to a clerical error.

The target FY2022 PSU awards, performance shares earned at 128%, and the actual shares issued, including the additional 6% payout shares ratified by the Compensation Committee subsequent to the filing of the 2024 Proxy Statement are summarized in the following table:

FY2022 Performance Shares Paid Out in FY2024

Name	Grant Date Target Value	Target # of PSUs Granted at Target	Payout Total # on FY2022 PSU Awards(1)	Market Value(2)
Thomas W. Ferguson	$750,000	17,500	24,454	$1,780,251
Philip Schlom	$112,500	3,038	4,244	$308,963
Tara D. Mackey	$150,000	3,092	4,320	$314,496
Kurt Russell(3)	$—	—	—	$—
Bryan Stovall	$100,000	2,442	3,412	$248,393

(1)	The total number of shares reflected in the table include the number of performance shares earned at the actual 128% performance payout level for the Company's calculated TSR ranking at the 64th percentile relative to its corrected FY2022 PSU industry peer group plus the additional 6% performance payout calculated due to the clerical error discussed above, payout of which was subsequently ratified by the Compensation Committee. The total number of shares paid out to each NEO also includes dividend equivalents accrued through the vesting date of May 4, 2024, which consisted of 1,004 shares for Mr. Ferguson; 174 shares for Mr. Schlom; 177 shares for Ms. Mackey; and 140 shares for Mr. Stovall.

(2)	This amount represents the market value of the total number of FY2022 performance shares paid out at the conclusion of their performance cycle, on February 29, 2024, which was based upon the closing price of AZZ common stock of $72.80.

(3)	Mr. Russell did not receive FY2022 PSUs as he was not an employee of the Company at the time of grant.

The text and table beneath the heading “Outstanding Equity Awards at Fiscal Year-End 2024” on page 68 of the Proxy Statement shall read as follows:

Outstanding Equity Awards at Fiscal Year-End 2024

The following table provides information on the holdings of unvested RSUs and PSUs by each of the NEOs as of February 29, 2024. As of the end of fiscal year 2024, no NEO had any outstanding stock option awards, either exercisable or unexercisable.

STOCK AWARDS
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas E. Ferguson	05/04/2021	6,070	(1)(2)	441,896	0	0
	05/04/2021	24,454	(5)	1,780,251	0	0
	05/09/2022	16,360	(1)(2)	1,191,008	20,450	1,488,760
	04/28/2023	27,202	(1)(2)	1,980,305	27,201	1,980,233
Philip Schlom	05/04/2021	1,054	(1)(2)	76,731	0	0
	05/04/2021	4,244	(5)	308,963	0	0
	05/09/2022	4,269	(1)(2)	310,783	4,573	332,914
	04/28/2023	5,408	(1)(2)	393,702	5,407	393,630
Tara D. Mackey	05/04/2021	1,072	(1)(2)	78,042	0	0
	05/04/2021	4,320	(5)	314,496	0	0
	05/09/2022	3,542	(1)(2)	257,858	3,613	263,026
	04/28/2023	5,328	(1)(2)	387,878	5,327	387,806
Kurt Russell	05/13/2022	15,343	(1)(2)	1,116,970	0	0
	04/28/2023	5,959	(1)(2)	433,815	5,959	433,815
Bryan Stovall	05/04/2021	1,270	(1)(2)	92,456	0	0
	05/04/2021	3,412	(5)	248,393	0	0
	05/09/2022	4,308	(1)(2)	313,622	4,615	335,972
	04/28/2023	5,784	(1)(2)	421,075	5,784	421,075

(1)	Represent RSU awards, which vest ratably over a three-year period from the grant date.
(2)	These amounts include dividend equivalents, accrued through February 29, 2024, of the underlying equity award that will vest if, and when, the RSUs to which such dividend equivalent relate becomes vested.
(3)	The fair market value of the RSU and PSU awards is based upon the closing market price of AZZ Common Stock as of February 29, 2024, which was $72.80.
(4)	Amounts in this column represent PSUs granted under the Company’s 2014 Plan, based on “target” and accrued dividend equivalents through February 29, 2024. The PSUs were granted on May 9, 2022, and April 28, 2023, as indicated in the table above, which have a three-year performance cycle and will vest and become payable, if at all, on the third anniversary of the grant date. Payouts can range from zero shares to a maximum of 200% of target. The number of shares reflected assumes the target level of performance achievement, which would result in the PSUs vesting at 100% of target.
(5)	These represent FY2022 PSUs earned under the Company’s 2014 Plan which were earned over a three-year performance period from March 1, 2021 to February 29, 2024 based on the Company’s TSR relative to the FY2022 PSU industry peer group over the performance cycle and include accrued dividend equivalents through February 29, 2024, that will vest if, and when the shares to which such dividend equivalents relate vest. The FY2022 PSUs vest on May 4, 2024, subject to the participant continuing to be an employee through such vesting date. For additional information regarding the FY2022 PSUs and the associated performance metric, see “Compensation Discussion & Analysis — FY2022 Performance Shares Paid Out in FY2024.”

The text and table beneath the heading “Potential Payments” on page 75 of the Proxy Statement shall read as follows:

Potential Payments

The following table reflects the amount of compensation to each NEO in the event of termination of that executive’s employment not in connection with a change in control, as well as in connection with a change in control, in each case as the result of voluntary termination without good reason, voluntary termination with good reason, involuntary not-for-cause termination, for cause termination, and disability or death of the executive, effective as of February 29, 2024.

The following calculations assume that each NEO had met the requirements under our incentive compensation plans and the executive was employed as of year-end to receive benefits related to fiscal year 2024, and thus include amounts earned through that time which are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. As of February 29, 2024, each executive had received all of the base salary earned during fiscal year 2024, and no portion of his or her base salary was unpaid at that date.

	Termination of Employment Not In Connection with Change in Control(1)					Termination of Employment In Connection with a Change in Control(2)
	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason		Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason
Thomas Ferguson
Severance	$—	$—	$3,115,068	(6)	$—	$—	$2,811,366	(7)
Accelerated Vesting of RSUs(8)	$—	$—	$3,613, 209		$—	$—	$3,613,209
Accelerated Vesting of PSUs(9)	$—	$—	$0		$—	$—	$0
Health Benefits	$—	$—	$0	(5)	$—	$—	$0	(3)
TOTAL	$—	$—	$6,728,277		$—	$—	$6,424,575	(4)
Philip Schlom
Severance	$—	$—	$788,826	(10)	$—	$—	$1,724,514	(11)
Accelerated Vesting of RSUs(8)	$—	$—	$781,216		$—	$—	$781,216
Accelerated Vesting of PSUs(9)	$—	$—	$0		$—	$—	$0
Health Benefits	$—	$—	$0	(5)	$—	$—	$53,589	(3)
TOTAL	$—	$—	$1,570,042		$—	$—	$2,559,319	(4)
Tara Mackey
Severance	$—	$—	$1,243,161	(12)	$—	$—	$1,574,671	(11)
Accelerated Vesting of RSUs(8)	$—	$—	$723,778		$—	$—	$723,778
Accelerated Vesting of PSUs(9)	$—	$—	$0		$—	$—	$0
Health Benefits	$—	$—	$16,558	(5)	$—	$—	$31,117	(3)
TOTAL	$—	$—	$1,983,497		$—	$—	$2,329,566	(4)
Kurt Russell
Severance	$—	$—	$1,622,250	(12)	$—	$—	$2,039,400	(11)
Accelerated Vesting of RSUs(8)	$—	$—	$1,550,785		$—	$—	$1,550,785
Accelerated Vesting of PSUs(9)	$—	$—	$0		$—	$—	$0
Health Benefits	$—	$—	$25,168	(5)	$—	$—	$43,362	(3)
TOTAL	$—	$—	$3,198,203		$—	$—	$3,633,547	(4)

	Termination of Employment Not In Connection with Change in Control(1)					Termination of Employment In Connection with a Change in Control(2)
	Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason		Death/ Disability	Termination for Cause or Without Good Reason	Termination Without Cause or For Good Reason
Bryan Stovall
Severance	$—	$—	$1,574,759	(12)	$—	$—	$1,979,697	(11)
Accelerated Vesting of RSUs(8)	$—	$—	$827,153		$—	$—	$827,153
Accelerated Vesting of PSUs(9)	$—	$—	$0		$—	$—	$0
Health Benefits	$—	$—	$10,078	(5)	$—	$—	$17,673	(3)
TOTAL	$—	$—	$2,411,990		$—	$—	$2,824,524	(4)

(1)	A termination not in connection with a change in control refers to a termination that occurs outside the change in control period as described under the section above titled, “Payments Made Upon a Termination Not in Connection with a Change in Control.”
(2)	A termination in connection with a change in control refers to a termination that occurs within the change in control period as described under the section above titled, “Payments Made Upon a Termination in Connection with a Change in Control.”
(3)	Under Mr. Ferguson’s Change in Control Agreement, he is not entitled to post-employment health benefits. Under the Executive Severance Plan, for a termination without cause or for good reason in connection with a change in control, to the extent Ms. Mackey, Mr. Schlom, Mr. Russell and Mr. Stovall elect COBRA continuation coverage under the Company’s medical, dental and/or vision plans for themselves and their spouses and dependents, the Company will pay the full cost of the COBRA continuation coverage for up to 24 months, which has been estimated above. This amount is determined assuming Ms. Mackey and Messrs. Schlom, Russell and Stovall maintain the same coverage during the 24-month severance period and the cost of that coverage remains unchanged. The COBRA amounts for these coverages are calculated at the rates in effect as of February 29, 2024, and no increase in those amounts is known or assumed for future years.
(4)	Amounts payable to the NEOs may have to be reduced if (i) they are subject to an excise parachute excise tax under Code Section 4999, and (ii) reduction provides the NEOs with a larger after-tax amount than the full amount of severance pay and benefits.
(5)	Under Messrs. Ferguson’s and Schlom’s employment agreements, they are not entitled to post-employment health benefits. Under the Executive Severance Plan, for a termination without cause or for termination for good reason not in connection with a change in control, to the extent Ms. Mackey and Messrs. Stovall and Russell elect COBRA continuation coverage under the Company’s medical, dental and/or vision plans for themselves and their spouses and dependents, they will only pay the monthly contributions that actively employed employees would pay for that coverage, and the Company will pay the remaining cost of the COBRA continuation coverage for up to 18 months, which has been estimated here. This amount is determined assuming Ms. Mackey and Messrs. Stovall and Russell maintain the same coverage during the 18-month severance period and the cost of coverage and the Company’s contribution towards that coverage remains unchanged. The COBRA amounts and amounts paid by active employees for these coverages are calculated at the rates in effect as of February 29, 2024, and no increase in those amounts is known or assumed for future years.
(6)	This amount is Mr. Ferguson’s base salary for a period of 24 months plus the actual amount of his pro-rated short-term cash incentive payment. Assuming a termination date of February 29, 2024, Mr. Ferguson would be eligible for an actual annual cash incentive of 131.1% of his fiscal year 2022 annual base salary, and the severance amount includes the actual incentive bonus amount and not the target bonus amount. The stated amount of Mr. Ferguson’s base salary was used even though the actual amount paid to him in 2024 may have varied due to timing of payments. Because the incentive bonus was earned as of February 29, 2024, Mr. Ferguson would have been eligible to receive this amount whether or not he terminated as that date. Mr. Ferguson’s Second Amended CEO Agreement with the Company also provides that if he is terminated without cause or for good reason, he will be entitled to his base salary for the period from the date of termination to the end of the original 3-year term of the Second Amended CEO Agreement, but in any case, a period of at least 24 months; and in his case, 24 months is longer than the remaining term of his agreement.
(7)	This amount is 2.99 times the base salary of Mr. Ferguson. Severance benefits for Mr. Ferguson are set forth in his Change in Control Agreement. This may have to be reduced if (i) it is subject to an excise parachute excise tax under Code Section 4999, and (ii) reduction provides Mr. Ferguson with a larger after-tax amount than the full amount of severance pay and benefits. (See the description under the section titled, “Payments Made Upon a Termination In Connection with a Change In Control.”)
(8)	Pursuant to the 2014 Plan and the accompanying award agreements, for a termination without cause or for good reason, the Compensation Committee in its sole discretion may deem the RSUs vested, and it is assumed here that the Compensation Committee would do so for all RSU awards for Messrs. Ferguson and Schlom upon a termination of employment without cause or for good reason not in connection with a change in control. The Executive Severance Plan provides that upon a termination without cause or for good reason not in connection with a change in control, all time-based RSUs vest; so Ms. Mackey’s and Messrs. Stovall’s and Russell’s RSUs, as well as Mr. Schlom’ s RSUs with such a termination in connection with a change in control, will vest without Compensation Committee discretion. Under Mr. Ferguson’s change in control agreement and the Executive Severance Plan, upon a termination without cause or for good reason in connection with a change in control, all of his RSU awards vest. The value of the accelerated vesting of RSUs, including any dividend equivalents accrued during the vesting period, are calculated based upon the closing price of the Company’s Common Stock on February 29, 2024, of $72.80.

(9)	Pursuant to the 2014 Plan and the accompanying award agreements, for a termination without cause or for good reason, the Compensation Committee in its sole discretion may deem the PSUs payable at the target amount (i.e., 100% achievement of the performance goals) in the event that it accelerates the vesting date of such PSUs. This has not been the Compensation Committee’s general practice, and it is assumed here that the Compensation Committee would not do so for Ms. Mackey or Messrs. Ferguson, Schlom, Stovall or Russell for such a termination whether or not in connection with a change in control.
(10)	This amount represents Mr. Schlom’s annual base salary for a period of 12 months and actual annual cash bonus. Assuming a termination date of February 29, 2024, Mr. Schlom would be eligible for an actual annual cash incentive of 125.1% of his fiscal year 2024 annual base salary, and the severance amount includes the actual incentive bonus amount and not the target bonus amount. The stated amount above for Mr. Schlom’s base salary was used even though the actual amount paid to him in 2024 may have varied due to timing of payments. Because the incentive bonus was earned as of February 29, 2024, Mr. Schlom would have been eligible to receive this amount whether or not he was terminated as that date. Severance benefits for Mr. Schlom for a termination unrelated to a change in control is set forth in his employment agreement.

(11)	The Company’s Executive Severance Plan provides for payment of benefits to eligible employees in the event of a change in control and who do not receive benefits under an existing change in control agreement. This amount represents 24 months of annual base salaries and target annual cash bonuses for Ms. Mackey and Messrs. Schlom, Russell and Stovall, plus a prorated portion of their target annual cash bonuses for the full fiscal year. Mr. Schlom’s target bonus was 70% of base salary; Ms. Mackey’s target bonus was 60% of base salary; and each of Messrs. Russell’s and Stovall’s target bonus was 80% of base salary. (See the description under the section titled, “Payments Made Upon a Termination In Connection with a Change In Control.”)
(12)	The Executive Severance Plan provides for payment of benefits to eligible employees in the event of an involuntary termination of employment and who do not receive severance benefits under an existing employment agreement. For Ms. Mackey and Messrs. Stovall and Russell, this number represents 18 months of both annual base salaries and target annual cash bonuses, and her/his target annual bonus. The stated amount of Ms. Mackey’s and Messrs. Stovall’s and Russell’s base salary was used even though the actual amount paid to her/him in 2024 may have varied due to timing of payments. Ms. Mackey was eligible for a target annual cash bonus of 60% of her annual base salaries. Each of Messrs. Stovall and Russell was eligible for a target annual cash bonus of 80% of his annual base salary.